UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

AMERICAN RAILCAR INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Appreciation Rights Grant

On March 31, 2010, the compensation committee of the board of directors (the “Committee”) of American Railcar Industries, Inc. (the “Company”) granted awards of stock appreciation rights (“SARs”) to certain employees pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Committee granted an aggregate of 141,650 SARs, of which 42,050 were granted to the Company’s following named executive officers:

Name	Position	Number of SARs
James Cowan	President and Chief Executive Officer	24,950
Dale C. Davies	Senior Vice President, Chief Financial Officer and Treasurer	12,150
Alan C. Lullman	Senior Vice President of Sales	4,950

The SARs issued to each of the above-named executive officers vest in three equal increments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by the Company through each such anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.

The SARs will be settled in cash and have an exercise price of $12.16, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of (A) the aggregate fair market value in respect of which the SARs are being exercised, over (B) the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the Stock Appreciation Rights Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 6, 2010	American Railcar Industries, Inc.
	By:	/s/ Dale C. Davies

Name: Dale C. Davies Title: Senior Vice President, Chief Financial Officer and Treasurer